Exhibit 99.1

Jamf Announces Closing of Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares

MINNEAPOLIS, July 24, 2020 –Jamf Holding Corp. (“Jamf”) (NASDAQ: JAMF) the standard in Apple Enterprise Management, announced today the closing of its initial public offering (“IPO”) of 20,700,000 shares of its common stock at a price to the public of $26.00 per share. Of the offered shares, 13,500,000 shares were offered by Jamf and 7,200,000 shares were offered by certain selling shareholders. The number of shares offered and sold by the selling shareholders at closing included the exercise in full of the underwriters’ option to purchase up to an additional 2,700,000 shares of common stock from the selling shareholders. Jamf will not receive any proceeds from any sale of shares by the selling shareholders.

Jamf’s common stock began trading on The Nasdaq Global Select Market on July 22, 2020, under the ticker symbol “JAMF”.

Goldman Sachs & Co. LLC, J.P. Morgan, BofA Securities and Barclays acted as lead book-running managers for the offering. RBC Capital Markets, Mizuho Securities and HSBC acted as joint book-running managers, and Canaccord Genuity, JMP Securities, Piper Sandler, William Blair, Loop Capital Markets and CastleOak Securities, L.P. acted as co-managers for the offering.

Copies of the final prospectus relating to this offering may be obtained from: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 1-866-471-2526, or by e-mail at prospectus-ny@ny.email.gs.com; or J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204, or by emailing prospectus-eq_fi@jpmchase.com; or BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by e-mail at dg.prospectus_requests@bofa.com; or Barclays, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-888-603-5847, or email: Barclaysprospectus@broadridge.com.

A registration statement relating to the sale of these securities was filed with, and declared effective by the Securities and Exchange Commission on July 21, 2020. Copies of the registration statement can be accessed through the Securities and Exchange Commission’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Jamf

Jamf, the standard in Apple Enterprise Management, extends the legendary Apple experience that users have come to expect to businesses, hospitals, schools and government agencies through its software and the largest online community of IT administrators exclusively focused on Apple in the world, Jamf Nation.

Media Contact:

Rachel Nauen

media@jamf.com

Investor Contact:

Alex Wellins

ir@jamf.com